UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

L & B REAL ESTATE OPPORTUNITY FUND, LP

L&B OPPORTUNITY FUND, LLC

LAND & BUILDINGS GP LP

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

JONATHAN LITT

COREY LORINSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company, a Maryland corporation (the “Company”).

Item 1: On September 29, 2020, Land & Buildings issued the following press release:

Land & Buildings Files Preliminary Solicitation Materials Seeking Shareholder Support to Call Special Meeting

Believes Shareholders Deserve to Have Their Voices Heard on AIV’s Proposed Spin-Off that Could Destroy Significant Value

Continues to Believe the Proposed Transaction Will Not Close the Company’s Substantial Discount to Stated NAV of $58 Per Share and that All Options for Maximizing Value Need to Be Considered

Company’s Recent Attempts to Justify Plan for Business Separation Have Only Further Revealed Extent to Which Transaction Would Benefit Management at the Expense of Shareholders

AIV Claims that Spin-Off is in Best Interests of Shareholders – Yet Refuses to Put the Question to a Shareholder Vote

STAMFORD, Conn.--(September 29, 2020) – Today Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Apartment Investment and Management Company (“AIV” or the “Company”) (NYSE: AIV), announced that is has filed a preliminary solicitation statement with the Securities and Exchange Commission seeking to call a special meeting of the Company’s shareholders (the “Special Meeting,” or the “Meeting”) to hold an advisory vote on AIV’s recently announced separation of its business into two, separate and distinct, publicly traded companies, Apartment Income REIT (“AIR”) and Aimco, through a reverse spin-off, which Land & Buildings believes could destroy shareholder value.

Land & Buildings issued the following statement:

“Since we issued our public letter to the AIV Board on September 22nd, our concerns around the proposed separation of the Company into two separate public entities have only grown more urgent and acute. Based on feedback we have received, we also believe that a substantial majority of our fellow shareholders share these views. Notably, a sell-side survey conducted by a leading Wall Street analyst revealed that approximately 72% of respondents do not believe the proposed reverse spin-off will add value, and 90% believe it is a question that should be put to a shareholder vote1. Unfortunately, instead of listening to the voices of its shareholders, sell-side analysts and industry experts, AIV and its Board have seemingly chosen to double down by moving forward with the spin-off without putting it to a shareholder vote.

In a 9:12 pm ET press release2 on the day we issued our letter, the Company provided its response titled “Additional Tax Information Related to 2020 Property Sales and Spin-Off,” followed up by an 8-K3 filing on September 25th in the form of a Q&A ostensibly meant to answer shareholder questions and allay concerns around the transaction.

In our view, these transparently reactive disclosures only further revealed how deficient the Company’s previous shareholder communications had been, and the extent to which the spin-off could hurt shareholders. Concerningly, the materials laid bare that shareholders will incur a tax of as much as $8.00 per share – or nearly a quarter of the Company’s share price – as a result of the proposed spin-off. These disclosures also show that operating unit holders will not pay taxes or have a “step up,” meaning that Chairman and CEO Terry Considine and the rest of the management team will have a material conflict in contemplating the transaction and moving forward, as they will not want to sell assets which could drive more value for common shareholders because of the substantial tax they would owe as a result of not having a “step up” in basis at the time of the spin. CEO Considine is also likely to have a tax avoidance windfall from his nearly 700,000 options which we believe will likely be reissued post-spin on a tax advantaged basis.

Further, the Board’s and management’s troubling track record causes us to seriously question whether the proposed transaction was devised with the best interests of shareholders in mind. Under their leadership, the Company has been a significant underperformer relative to its Proxy Apartment Peers4 since its IPO and has persistently traded at a substantial discount to its own NAV estimate as well as sell-side estimates of NAV. In our view, this is not a team that has earned the confidence of its shareholders or the mandate to risk shareholder capital in the furtherance of bold bets executed without regard for investors.

We continue to believe the proposed spin-off will not close the Company’s substantial discount to stated NAV of $58 per share based on the trading of Proxy Apartment Peers with similar debt and apartment ownership.

1 Based on Citigroup poll as of 7:30 am ET on September 23rd, 2020.

2 Aimco Provides Additional Tax Information Related to 2020 Property Sales and Spin-Off (9/22/20)

3 8-K Filing (9/25/20)

4 Proxy Apartment Peers defined as AvalonBay Communities, Inc. (AVB), Camden Property Trust (CPT), Essex Property Trust (ESS), Equity Residential (EQR), Mid-America Apartment Communities, Inc. (MAA), and UDR, Inc. (UDR) as disclosed in the Company’s Proxy Statement filed with the SEC on March 11, 2020.

As a result of the Company’s apparent refusal to do the right thing and take action on its own to hold a shareholder vote on this material transaction, we have filed a preliminary solicitation statement initiating the process to call a special meeting to approve a resolution urging the Board to put any proposed separation or spin-off involving the Company to a vote, and to refrain from proceeding with any such separation or spin-off unless approved by a majority of the Company’s shareholders. We have made clear from the outset that this resolution would not be binding. However, we believe that the special meeting is critical for providing an opportunity for shareholders to express their views on this material transaction before it is too late, particularly given that the spin-off would be completed before the Company’s 2021 Annual Meeting of Shareholders, which is typically held in late April.

We had hoped the Company would appreciate that situations such as this – where the management and Board of an underperforming company choose to take questionable actions in the face of significant shareholder opposition – rarely end well. Indeed, we hope there is still a chance they will come to their senses. Barring this development, we reserve all rights to take any actions that we deem necessary to hold this Board accountable for its actions, and we look forward to reaching out to our fellow shareholders soon.”

Media Contact:
Sloane & Company
Dan Zacchei / Joe Germani
Dzacchei@sloanepr.com / JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company (the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Real Estate”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), L&B Opportunity Fund, LLC, a Delaware limited liability company (“L&B Opportunity”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Jonathan Litt and Corey Lorinsky.

As of the date hereof, L&B Capital directly owns 426,106 shares of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”). As of the date hereof, L&B Real Estate directly owns 484,581 shares of Common Stock. As of the date hereof, L&B Opportunity directly owns 54,912 shares of Common Stock. As of the date hereof, 1,100,875 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B GP, as the general partner of each of L&B Capital and L&B Real Estate, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital and (ii) 484,581 shares of Common Stock owned by L&B Real Estate. L&B Management, as the investment manager of each of L&B Capital, L&B Real Estate and L&B Opportunity, and as the investment advisor of the Managed Account, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital, (ii) 484,581 shares of Common Stock owned by L&B Real Estate, (iii) 54,912 shares of Common Stock owned by L&B Opportunity, and (iv) 1,100,875 shares of Common Stock held in the Managed Account. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital, (ii) 484,581 shares of Common Stock owned by L&B Real Estate, (iii) 54,912 shares of Common Stock owned by L&B Opportunity, and (iv) 1,100,875 shares of Common Stock held in the Managed Account. As of the date hereof, Mr. Lorinsky directly owns 10 shares of Common Stock.

Item 2: Also on September 29, 2020, Land & Buildings published the following messages on Twitter:

Item 3: Also on September 29, 2020, Land & Buildings published the following messages on LinkedIn: